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EDITED TRANSCRIPT
CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

EVENT DATE/TIME: MARCH 31, 2015 / 02:00PM GMT

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

CORPORATE PARTICIPANTS
Stefan Anninger Charter Communications, Inc. - VP, IR
Tom Rutledge Charter Communications, Inc. - President & CEO
Steve Miron Bright House Networks - CEO
Chris Winfrey Charter Communications, Inc. - EVP & CFO

CONFERENCE CALL PARTICIPANTS
Ben Swinburne Morgan Stanley - Analyst
Marci Ryvicker Wells Fargo Securities - Analyst
Vijay Jayant Evercore ISI - Analyst
Craig Moffett MoffettNathanson - Analyst
John Chaplin New Street Research - Analyst
Phil Cusick JPMorgan Chase - Analyst
Jason Kim Goldman Sachs - Analyst
Amy Yong Macquarie Group Limited - Analyst

PRESENTATION

Operator

Good morning. My name is Regina and I will be your conference operator today. At this time, I would like to welcome everyone to the Charter Bright House conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (Operator Instructions). I would now like to turn the conference over to Stefan Anninger. Sir, you may begin.

Stefan Anninger - Charter Communications, Inc. - VP, IR

Thanks, operator and welcome, everyone. The presentation that accompanies this call can be found at ir.charter.com. Before we proceed, I would like to remind you that there are a number of risk factors and other cautionary statements contained in Charter's SEC filings, including Charter's most recent Form 10-K and 10-Q and Charter's form S-4 registration statement for its transactions with Comcast. We will not review those risk factors and other cautionary statements on this call. However, we encourage you to read them carefully.

Various remarks that we make on this call concerning expectations, predictions, plans and prospects constitute forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ from historical or anticipated results. Any forward-looking statements reflect management's (inaudible) and Charter does not undertake any obligation to revise or update such statements or to make additional forward-looking statements in the future.

Joining us on today's call are Tom Rutledge, Charter's CEO; Steve Miron, the CEO of Bright House; and Chris Winfrey, Charter's CFO. And with that, I will turn the call over to Tom.

Tom Rutledge - Charter Communications, Inc. - President & CEO

Thanks, Stefan. This morning, we announced that we have signed a definitive agreement to acquire Bright House Networks from Advance/Newhouse for $10.4 billion. This is a good deal for both Charter and Advance/Newhouse, which will become a significant stakeholder in Charter. I believe that we can continue to build on Bright House's success with further growth under Charter's operating strategy and all of our assets, including the legacy Charter assets that we will keep, the Time Warner cable assets that we will acquire from Comcast and the Bright House assets will benefit from the larger combined scale of the Company, Charter's tax assets and the strategic and balance sheet flexibility that this deal will bring.

With this transaction, Charter will add approximately 2 million video customers in highly attractive markets like Tampa and Orlando, which are growing in complete and intact markets and in markets like Indianapolis, Detroit, Birmingham, Alabama, which are contiguous with Charter and GreatLand's future footprint in Bakersfield, California, which is also an intact complete DMA market. Including both today's announced deal and the pending Comcast transactions, Charter and GreatLand will pass 26 million homes and businesses and we will own and service over 10 million video customers providing real scale and operating efficiency.

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

We are acquiring Bright House at an attractive but fair price. The $10.4 billion we are paying equates to about 7.6 times 2014 Bright House EBITDA. But when you factor in synergies and tax benefits, that multiple falls to well below 7 times, driving significant value for all shareholders. We will be paying for these assets with $2 billion in cash and with common and convertible preferred stock; more specifically, common and convertible preferred partnership units in a partnership that New Charter will form with Advance/Newhouse. And those partnership units can be exchanged into Charter shares. Chris will cover the structure and its significant benefits in a bit.

So Advance/Newhouse, a very successful cable operator, will become a significant shareholder in Charter's assets and will add value to our Board. I am also pleased that as part of our agreement with Advance/Newhouse, Liberty Broadband will invest an additional $700 million in Charter at the close of the transaction. Liberty Broadband's new money investment is a strong endorsement of Charter's strategy and success and obviously we will value their presence as a large shareholder and as Board members.

As part of this morning's announcement, Charter, Liberty Broadband and Advance/Newhouse have agreed on a stockholder agreement. That agreement will become effective upon the close of this transaction. Our public shareholders will not only control over 50% of our vote through a combination of vote ownership caps and standstills, but they will also be represented by non-affiliate directors that will constitute the majority of our Board, 7 out of 13 directors. Upon closing of this transaction, the stockholder agreement will replace the current stockholder agreement with Liberty. This transaction provides us with significant balance sheet capability and strategic flexibility going forward, as well as meaningful tax asset value over time.

Slide 6 shows how today's transaction with the transactions we've agreed with Comcast creates regional scale and a highly efficient footprint for Charter that will provide us with more efficient marketing and local service capabilities, which benefits both residential and business telecom services. This new footprint, primarily located in the Midwest and Southeast, is inside communities that we find attractive and where we know we can compete very well by delivering our increasingly valuable product set to customers across the country.

So as slide 7 shows, we have dramatically transformed Charter over the last three years. We have invested in our plant, our products, our service and our employees. Today, we are all digital. We offer minimum Internet speeds that are some of the fastest in the country. We offer more high-definition channels than do our satellite competitors, all at highly attractive prices and the results are showing. We expect the same with Time Warner Cable, Bright House and GreatLand properties, utilizing the spectrum band that was increasingly cloud-based services platforms. We intend to use our scale and footprint efficiently to drive marketshare growth and to efficiently develop and innovate new products and services in a fast-changing consumer marketplace, all of which benefits our customers and our shareholders.

On Bright House specifically, shown on slide 9, it is the sixth largest cable operator in the United States. It's a very well-run company with a fully upgraded state-of-the-art network that has been invested in properly and it delivers industry-leading customer service. Its largest footprints are in Tampa and Orlando, Florida, which in combination contain about 1.7 million video customers covering entire DMAs, which have and will benefit from growing populations and attractive marketing and advertising dynamics. Bright House also has about 300,000 video customers in markets that are largely contiguous with the New Charter and GreatLand footprints, markets like Detroit, Indianapolis and Birmingham, Alabama. And they also have the intact market mentioned previously in Bakersfield, California.

These additional assets will add efficiencies to our footprint both from a marketing and service perspective. Over time, John Bickham and I have managed a lot of these cable markets and we managed the Newhouse systems in the [Tweehan] partnership when we were at Time Warner Cable. As slide 10 shows, Bright House continues to grow nicely and we believe these systems still offer significant customer growth and ARPU upside via the application of our packaging, pricing and product strategies and digital strategies in these high-growth markets and we are confident that given their excellent service reputation they already have today, these assets can grow faster relatively speaking over time.

I believe the transactions we are announcing today provide a good outcome for Advance/Newhouse and Bright House employees. This deal is also complementary and supportive of the proposed Time Warner/Comcast transaction and we view it as a positive outcome both for the cable industry and cable investors generally. I also believe that the deep relationship Bright House has had with Time Warner cable through the years will help support Charter's integration of the Time Warner Cable assets we will acquire; potentially enable us to migrate off transition services faster.

Through the years, Bright House has developed and used various Time Warner Cable platforms and software and Bright House employees and their skill sets will be very valuable to us in this regard. In fact, I have worked with many of Bright House's employees through the years and I respect what they do and what they can do for the new company. One of those people today is Steve Miron, the CEO of Bright House, who is with us here. I'm going to turn it over to Steve before Chris discusses the transaction in more detail. Steve.

Steve Miron - Bright House Networks - CEO

Thanks, Tom. I am excited about our transaction and we are looking forward to being a supportive long-term shareholder. At Bright House Networks, we are very proud of what we have achieved from the quality of our infrastructure, to the level of service our employees provide for our customers every day. As the cable business has become more centralized and competitive on a national level, scale has become even more important. Our family has known Tom Rutledge for more than 20 years and he and John Bickham have managed cable systems that were part of our partnership with Time Warner Cable prior to the formation of Bright House Networks.

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

We share the same vision as Tom and his leadership team around providing competitive products, excellent service, attention to detail and building a strong employee base, all part of the value proposition to our customers. As we evaluated our strategic options to be at scale going forward, we really felt the combination with Charter where we can grow together gives our employees and our customers and Advance/Newhouse the strongest prospects for the future.

At the same time, we feel Bright House brings significant value to the table, including well-run systems and operations in high-growth markets, including two of the top 20 DMAs, regional news and sports programming origination, a network with deep fiber penetration and a substantial Wi-Fi footprint and human capital and management expertise that will be highly effective in supporting the integration of the new assets coming into Charter given our long-term partnership with the Time Warner Cable team.

I'll say we are very pleased to combine our assets together and become a large shareholder of Charter. We believe this is great news for all Charter shareholders including us. With that, I'll hand it over to Chris to explain the details of the transaction Charter and Bright House have announced today.

Chris Winfrey - Charter Communications, Inc. - EVP & CFO

Thanks, Steve. Before I walk through the terms of the transaction and the structure, a few words on Bright House operating stats and financials. Bright House has about 4.7 million passings with 2.5 million customers, including 2 million video customers and 1.9 million Internet customers. In 2014, Bright House had $3.8 billion of revenue and $1.4 billion of pro forma adjusted EBITDA. And while they've benefited from various network engineering and software development at TWC, Bright House has invested significantly in their properties. The pro forma adjusted EBITDA we show for Bright House and the headline transaction multiple is based on FX accounting rules, which permit adjustments that are directly attributable, factually supportable and will have a continuing impact. We haven't assumed material net synergies in our planning as a base case in any event. While we think our programming rates and other procurement efforts should benefit from our greater scale over time, similar to the Comcast transactions, we do not rely on that assumption in our own returns analysis.

So onto the deal itself. As Tom mentioned, Charter and Advance/Newhouse will form a new partnership below our existing partnership, Charter Communications Holding Company, with Charter contributing all of its assets to the partnership and Advance/Newhouse contributing Bright House Networks. We negotiated the consideration for Bright House at $10.4 billion, pricing the stock-related portion of the consideration off of DWAP adjusting for the March 12 news article about this transaction. So all the numbers we are showing today are based on a $173 deal price as negotiated.

As Tom mentioned, the purchase price multiple is 7.6 times using the FX-adjusted prior year 2014 EBITDA. Net of tax benefits and synergies, the multiple is well under 7 times last year's EBITDA, also at yesterday's closing price. We are closing Bright House on a debt and pension free basis and consideration is broken down into three parts -- $2 billion of cash, $5.9 billion of partnership common units at the deal price for 34.3 million units, which are exchangeable one for one into New Charter stock. In addition, $2.5 billion of preferred units, which have a 6% coupon and a 40% conversion premium above the deal price. So dividing $2.5 billion by a $242 conversion price gives you the 10.3 million of preferred units, which are convertible into common units and exchangeable for Charter shares on a one for one basis.

Charter has a right of first offer at all times and a call option after five years on the preferreds. We are also issuing Advance/Newhouse a class of D shares at Charter, essentially providing the same governance in respect of their partnership units that they would have received at the parent company. Upon conversion of the partnership units, the B shares convert into common shares so that the vote is adjusted accordingly.

Slide 13 in the deck we posted today shows the structure in more detail. Keeping in mind that this analysis includes the Comcast and TW shareholders, pro forma will receive Charter shares in exchange for our 33% ownership in GreatLand. The key point is that Charter shareholders, including Liberty, will own 77.3% of the partnership and Bright House will own the other 26.3% in the same amount of New Charter on an as exchanged basis. As part of the deal, Liberty Broadband has agreed to purchase $700 million of common stock in New Charter at closing at the same deal price. So of the 73.7% of the partnership owned by Charter, 54.4 percentage points of the 73.7% will be owned by the public and 19.4 percentage points of the 73.7% will be owned by Liberty.

Advance/Newhouse has also agreed to provide Liberty Broadband with a five-year voting proxy on their shares up to 6% such that Liberty Broadband's voting ownership gets to a maximum of 25.01% at closing. The math around pro forma shares and ownership from both the Comcast transactions and the Bright House transaction is shown on page 14 in the deck. That page shows the ownership of Advance/Newhouse, Liberty, Comcast shareholders and non-Liberty shareholders of Charter today on a common and fully diluted basis.

Moving to slide 15, shows our anticipated debt structure resulting from the Comcast and Bright House transactions. Our pro forma net debt will be just under $23 billion with a leverage ratio of 3.9 times, again based on 2014 pro forma EBITDA. Obviously that leverage should come down a bit by the time we close the Bright House transactions.

Tom covered the key operating benefits of the transaction, but one of the other key benefits of this transaction is the significant balance sheet flexibility at closing enabling further strategic use of that capacity whether it's for M&A, buybacks or further investment in the business. And even at 3.9 times on last year EBITDA, it implies $6 billion of excess debt capacity when you consider the top of our target leverage range and that target remains unchanged.

So another financial benefit of this transaction as it starts to outline on slide 16 is how our existing tax assets are enhanced and how we create new tax assets through the partnership structure that really benefits both Charter shareholders and Advance/Newhouse. First, we will have a larger base of operating income, accelerating utilization of our NOL today and we will not be subject to new 382 limitations as a result of this transaction.

The contribution of Bright House into the partnership is intended to be tax-efficient and our NOL, which sits above the partnership, will continue to benefit New Charter shareholders, including Advance/Newhouse as and when they exchange their partnership units for common stock. When Advance/Newhouse does exchange,

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

there will be a substantial stepup in the basis of the assets in the partnership, pro rata as units are exchanged. That basis stepup, upon exchange, will be the market value of the exchange Charter stock at that time minus Advance/Newhouse share of tax basis in the new partnership assets. So a little bit complicated, but it's actually fairly straightforward.

What we have agreed is a tax receivables agreement with Advance/Newhouse in that regard whereby Charter will retain 50% of the stepup benefits when realized and Advance/Newhouse will receive the remaining 50% of the stepup benefits only when cash realized on a with and without and a first in first/out basis, for those who recall similar to the Comcast transactions. In determining the effective purchase price multiple of well under 7 times, we have assumed that net tax benefit is created in roughly 10 years. Obviously if Advance/Newhouse exchanges into New Charter earlier, the present value of that benefit is higher and vice versa.

On governance, there will be more detail in the 8-K we filed for this transaction, but there will be 13 directors at closing and so long as Liberty or Advance/Newhouse at 20% voting or economic ownership, they will each have the right to nominate three members for a total of six out of the 13. They will each have the right to nominate two at 15% or above or 1 at 5% or above.

In addition, there are both voting caps and acquisition caps for Liberty and Advance/Newhouse. The voting caps are designed to keep the public shareholders above 50% and are summarized on page 17 of today's deck. Those caps only begin to expand once either Liberty or Advance/Newhouse start to go below 15% ownership. Both parties have general preemptive rights to maintain their ownership and have accepted an acquisition cap on economic ownership, including selling into Charter buybacks at that acquisition cap. The acquisition cap is 26% for Liberty and for Advance/Newhouse, it will be set at their actual ownership percentage at closing. Both Liberty and Advance/Newhouse have also accepted transfer restrictions. Again, there will be more detail in the 8-K, but we think this transaction is a very good outcome for the Company and all of its shareholders.

Finally, as we mentioned in today's press release, the Bright House transaction is subject to the expiration of Time Warner Cable's right of first offer, a vote of Charter shareholders and regulatory approvals. Furthermore, if our transactions with Comcast do not close, we've agreed to negotiate any revised terms to the deal in good faith. Now back to Tom before we take some Q&A.

Tom Rutledge - Charter Communications, Inc. - President & CEO

Thanks, Chris. I just want to add that we believe that today's announcement deal is very positive from a consumer perspective and we will work with local, state and federal regulatory authorities so that we can get the necessary approvals. That includes our separate transaction with Comcast, which we believe will be complete 30 to 45 days after the closing of the Comcast/Time Warner Cable deal. We have a lot of hard work ahead of us and we're looking forward to working with Bright House, as well as the teams at Comcast and Time Warner Cable to ensure a smooth transition for our collective customers and employees. I am confident not only in the value that this transaction will create for Charter shareholders, but also for our customers. Operator, we are ready to take some questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Ben Swinburne, Morgan Stanley.

Ben Swinburne - Morgan Stanley - Analyst

On the pro forma EBITDA -- I have two questions -- one on the pro forma EBITDA provided for Bright House. I just wanted to clarify, does that include the management fees paid to Time Warner Cable and do you expect any cost synergies in the business from bringing it inside of Charter? I think that Bright House is one with pretty lean overhead, but I wanted to see if you had any color on the nonprogramming side of the cost piece.

Chris Winfrey - Charter Communications, Inc. - EVP & CFO

It includes the cost structure that Bright House has today. That includes the management fees, as well as the programming. And no, it doesn't include any what we would call classic synergies. It's only on an FX basis and again it's on 2014. But as I mentioned in some of the prepared remarks, this transaction isn't about generating cost synergies; it's really about making the whole of New Charter grow fast, take marketshare and we actually think that the employees at Bright House are going to add a lot of value to Charter, so this isn't a cost-cutting exercise and it's really about moving the top line.

Ben Swinburne - Morgan Stanley - Analyst

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

Got it. And then just one follow-up on the deal process, so the Time Warner Cable right of first refusal, does that expire? Do we know when that expires given today's announcement? Could it expire before the Comcast/Time Warner Cable Charter transactions close?

Chris Winfrey - Charter Communications, Inc. - EVP & CFO

So I don't want to play the lawyer here. I think some of those and most of those documents are public and on file and people can take a look at them. So there are certain provisions around when that ROFO period starts, when it expires and that's part of the Tweehan agreements that were on public file. It's a long document, so I want to avoid giving you a simple interpretation, which could be more detailed than just that simple interpretation.

Ben Swinburne - Morgan Stanley - Analyst

Okay. Fair enough. Thank you very much.

Operator

Marci Ryvicker, Wells Fargo.

Marci Ryvicker - Wells Fargo Securities - Analyst

Thanks. I have two questions. We don't know that much operationally about Bright House given it's been private. Can you talk about the all-digital conversion where you may be, as well as what the opportunity is in commercial services? And then the second question, I guess, Tom or Chris, when you described the Time Warner Cable acquisition, it sounded like there would be lower growth for a time and then that growth in EBITDA would speed up given Time Warner Cable's footprint and operations. Would you consider Bright House to be an easier and faster integration?

Tom Rutledge - Charter Communications, Inc. - President & CEO

Yes. To the second part of your question, yes, I do think it will be easier and faster. In fact, I think Bright House actually will make the Time Warner integration better and easier because of their deep knowledge of Time Warner systems, networks and software and the skill sets that Bright House is developing internally inside their own company are consistent with Time Warner structures. And so I actually think that their assets are more developed, they have spent more capital per passing and per customer than Time Warner Cable has, so they are actually in a higher state of readiness and they have skill sets that are directly applicable to what we are requiring from Time Warner Cable.

So to the thrust of your question, Bright House is already partially all-digital. In Orlando, it is complete. So about half the assets approximately are all digital and so there's less capital that needs to be put into the properties relative to say Time Warner Cable or what Charter did previously. So it's in a more complete capital state and a better service state and it has skill sets that will help us actually integrate Time Warner Cable more efficiently.

Marci Ryvicker - Wells Fargo Securities - Analyst

Great. Thank you.

Operator

Vijay Jayant, Evercore ISI.

Vijay Jayant - Evercore ISI - Analyst

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

Continuing on the network quality, Tom, can you give us some sense of what is the capital intensity of Bright House running currently and then with this enhanced liquidity given this being a deleveraging event and the cash flows now supporting leverage less than 4 times, can you talk about -- you mentioned strategic options, but is buybacks potentially sooner now? Thanks.

Tom Rutledge - Charter Communications, Inc. - President & CEO

Well, in terms of our future capital structure, we will be wise depending on what circumstances arise. And we're not going to lay out any kind of return on capital kind of strategy at the moment. We have told you all the possibilities that are in front of us, including additional M&A.

In terms of the network, Bright House has been more capital-intensive in percentage terms in the last several years. They have gone all digital in Orlando. They've invested in their networks. So in terms of our general view of the capital intensity of the industry going forward, once you have invested in the network and once you have gone all digital, capital intensity comes out of the business and we think the same is true for Bright House assets going forward and any other assets where the network has been properly invested in and the digital customer premises equipment have been deployed.

Vijay Jayant - Evercore ISI - Analyst

If I could ask a follow-up. If you look at the penetration of multiple products, it looks like they have higher penetration. Obviously your strategy has been to improve penetration of your existing properties. Could you just talk about what you will likely do in terms of improving the top line there? I think you mentioned improving ARPU, but it looks like the opportunity is a little different here than some of the other properties you have. Thanks.

Tom Rutledge - Charter Communications, Inc. - President & CEO

Well, we think the penetration opportunity in terms of real numbers of unsold passings is still significant both in Bright House and every other place that we operate. We think that when you run high quality assets, invest in them properly and have a good customer service infrastructure that you can grow these businesses. We think that the Bright House footprint has a lot of growth opportunities not just in terms of penetration opportunities, but also in terms of passings growth. This is one of the fastest-growing places in the country and we expect, given demographics, that Florida will continue to grow and that this area in Florida will continue to grow more rapidly than the rest of the country.

So it's going to have passings growth. It's got upside in terms of penetration and we think that a scaled company investing in a centralized cloud-based user interface and service architecture can get better products than our competitors have and that there's not only organic growth available to us, equivalent essentially, at the same rate of speed in the unsold passings and Bright House, as they are in the rest of the footprint, there's also the new growth in passings. So all said, it's a growth opportunity.

Vijay Jayant - Evercore ISI - Analyst

Great. Thank you.

Operator

Craig Moffett, MoffettNathanson.

Craig Moffett - MoffettNathanson - Analyst

First, congratulations both to Tom and the team and also, Steve, to you and Nomi and the team at Bright House. So congratulations to all of you. I wanted to ask just a couple of questions around the contingency for the Comcast/Time Warner Cable deal closing. First, if the deal doesn't close for any reason, is your transaction with Bright House definitively off or would it simply reopen a negotiation for consideration under different terms? And then what was the motivation for announcing the transaction now before the Comcast/Time Warner Cable deal is finally decided upon?

Tom Rutledge - Charter Communications, Inc. - President & CEO

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

Yes, the deal is contingent and obviously if the Time Warner/Comcast deal doesn't occur, although we expect it to occur, you'd have a different set of assets and so you'd need to talk about the values of those assets and what they are in the deal. And our motivation was that -- which is what it has been and why we are doing the deal with Comcast/Time Warner, we think we can create value by combining these companies and creating scale and standing up better products and services at scale and compete better. And the opportunity for us and Bright House to combine now is available, we think the deal is likely to close. We think this actually makes the deal more likely to close because it solves an attribution problem for the Comcast/Time Warner deal. And so because we expect the Time Warner deal and Comcast deal to close, because this deal actually improves from a regulatory point of view, the assets under the control of Comcast, now is the time.

Craig Moffett - MoffettNathanson - Analyst

That's helpful. And if I could ask one quick follow-up, Tom. Bright House is a party to the MVNO agreement with Verizon that was signed back with the Spectrum Co transaction. Can you just comment on whether the rights to that MVNO agreement extend beyond Bright House's footprint or even do they survive a change of control so that you could use that MVNO agreement now more broadly, potentially?

Tom Rutledge - Charter Communications, Inc. - President & CEO

Yes, well, we haven't valued that MVNO agreement in our approach to this business, but there is an MVNO and it does apply to this business.

Operator

John Chaplin, New Street.

John Chaplin - New Street Research - Analyst

Two quick questions, if I may. So following on from Craig's question, I'm just wondering if you could go into a little bit more detail about why you made this contingent on the Time Warner Cable transaction, Comcast/Time Warner Cable transaction closing. It seems to me if that deal failed and you were then in a position to buy all of Time Warner Cable, having Bright House would give you greater capacity to do that. And then the second question I had was, on the EBITDA and synergy mass, my understanding from your comments earlier, Chris, is that the management fee and the programming benefit that Bright House gets are in that EBITDA number. So in talking through -- so in thinking through where EBITDA ends up, do those two things offset each other so that we end up in more or less the same place? Thanks.

Tom Rutledge - Charter Communications, Inc. - President & CEO

I'll start. Yes, it is a contingent deal, but our expectation is that and our goal is to have the Comcast/Time Warner deal close. That's the deal we are working on. That's the deal we expect to have happen and obviously if it doesn't, then we are in a different situation, which is why this deal is contingent, but that is not the objective here. Our view is that the Time Warner/Comcast deal does close and that this deal closes.

Chris Winfrey - Charter Communications, Inc. - EVP & CFO

John, just to guide you and be helpful for others as well because we will get asked 1000 times, I guide you to page 8 of the deck, which I know people haven't had a chance to fully read yet, but we said there and I said in my prepared remarks that we expect the elimination of Time Warner Cable management team and other activities to more than offset the programming dissynergies. So that means net-net it's a slight net synergy from an operating cost perspective and when we get to the well under 7 times effective purchase price multiple, more of that is driven by the tax asset than it is about synergies. And as I mentioned, this is not a cost-cutting exercise, so that is not how we've looked at the business. We've looked at it from a growth perspective and also creating what I think is an innovative tax structure to benefit Charter shareholders.

Tom Rutledge - Charter Communications, Inc. - President & CEO

And while it's not assumed by us, as we now go over 10 million video customers and by programming for 10 million plus video customers, we are kind of in the shoes of where Time Warner was proportionally in the rest of the industry and we had not really assumed that kind of product pricing in our modeling, but it should be available to us over time if we are good negotiators and take advantage of our scale.

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

John Chaplin - New Street Research - Analyst

Great. One quick follow-up, if I may, Tom. The attribution problem that you said this solves for the other deal, can you give us a little bit more detail on your thought process there?

Tom Rutledge - Charter Communications, Inc. - President & CEO

Well, to the extent that the relationship between Time Warner and Bright House is considered to be an ownership relationship for FCC purposes, and to the extent that Comcast would step into that, this solves that problem. Comcast agreed to divest itself of cable assets, which we are buying as part of the Comcast/Time Warner deal. And so if these customers countered against that, it would sort of reverse the public objective of Comcast and divestment of the assets they already divested. This solves that problem.

John Chaplin - New Street Research - Analyst

Got it. Thanks very much. Congratulations.

Operator

Phil Cusick, JPMorgan.

Phil Cusick - JPMorgan Chase - Analyst

One, if you have already said it, I apologize, but can you remind us what the U-verse and FiOs overlap is at Bright House? And then second, Tom, can you talk about the variety of billing system and technology conversions that happen over the next couple of years? How do you imagine these things coming together under sort of one system, two systems and what can be done, can't be done in terms of selling your boxes and technology strategy before that all happens? Thanks.

Chris Winfrey - Charter Communications, Inc. - EVP & CFO

I'll take the first one and Tom can grab the second one. The FiOs overlap on a passings basis is roughly 25% of all of Bright House. That in the near footprint including GreatLand at 26 million passings in essence brings it back to the 4% that we were at pre all these transactions. And in terms of other overbuilders, I don't have the exact percentage in front of me, but there is U-verse inside of Orlando and some other places. It's over 50% overbuilt across the footprint and that compares to Charter today, absent all the different transactions of taking U-verse roughly at 32% plus, FiOS at 4% at around 36%. So we don't see it being net net for the entire Company that dissimilar where we've been operating today. Bright House has done a fantastic job in being competitive, particularly around their high quality service has worked well for them.

Tom Rutledge - Charter Communications, Inc. - President & CEO

And we should add that the assets that Verizon owns in Florida are being sold to Frontier. With regard to the technology question that you asked, I could go on probably all day if I really tried to explain all of the integration issues that we have. We have been building a new user interface, which is cloud-based and is designed to work in any cable system on any set-top box because it is backward compatible using the cable TV network and the DOCSIS network to deliver the guide and render it as a channel, so to speak, on any device that has been deployed that is two-way. And so our strategy from a guide and new set-top box perspective, our CPD strategy, integrates with Bright House, Time Warner and with Comcast assets pretty universally.

The big challenge is moving from where we are today and getting onto a common platform and we've negotiated extensive transition services agreements with Comcast to do that. There are multiple billing systems and interestingly, we're going to have more Time Warner assets -- if you count Bright House as a Time Warner asset, which it isn't exactly, but it has a high integration -- a lot of integration with Time Warner systems, we will be picking up 5 million customers from former Time Warner assets. It will actually be the predominant part of our infrastructure as opposed to historic Charter and Comcast assets.

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

So having Bright House with us and with their skill sets and their people skill set and their knowledge of Time Warner will actually help us. But there's a lot of work to be done. We are building an abstraction layer over the billing systems so that we can provision set-top boxes from multiple billing systems onto a uniform provisioning platform. It's very complicated. We are making good progress on that and we're actually rolling out our new provisioning system right now. So we think that we have the know-how and the skills internally to manage all of this, but it is very complex and we are spending most of our energy on those kind of issues, which are actually real operating issues, so that we can get to market faster and have that period of latency where we don't have all of our services stood up with all the pricing and packaging where we don't have it all-digital. We want to get that done as quickly as possible and the faster you integrate and the more easily you integrate, the quicker you can do it, so it is job one at Charter.

Phil Cusick - JPMorgan Chase - Analyst

To risk adding more complexity, do you have a plan for what you do with the X1 boxes in the GreatLand territory?

Tom Rutledge - Charter Communications, Inc. - President & CEO

We do. And we think that we can put our user interfaces on those boxes and we have developed a plan to do that and we are building software systems to do that. So we think we can step into that platform and run it as it is with our unique user interface on top of it.

Phil Cusick - JPMorgan Chase - Analyst

That helps. Thanks, Tom.

Operator

Jason Kim, Goldman Sachs.

Jason Kim - Goldman Sachs - Analyst

Maybe a question for Chris. Can you talk about the rationale behind the financing composition of the transaction? Obviously it gives you a lot of balance sheet flexibility going forward, but were there any reasons with respect to things like taxes that dictated the amount of cash versus equity, at least out of the gate and as the Company's scale continues to grow, how should we think about your leverage target, which remains at 4 to 4.5 times today? Is it the right level of leverage in terms of target for the foreseeable future and just being -- and maintaining your debt rating at the same rating that you have currently?

Chris Winfrey - Charter Communications, Inc. - EVP & CFO

Sure, the rationale of the composition -- it's a function of the overall value. To put it in its most simple forms, Charter would have liked to have paid more cash and looking at this agreement, I think Newhouse was more interested in having equity for growth upside and we had a discussion around the tax-efficient -- overall value of a tax-efficient structure, who participated in the value of those tax benefits, how much was going to be cash versus common versus preferred. And I don't know that you could isolate one of those factors as driving uniquely where we landed. It was really a combination of all of the above as you would expect in a negotiation.

As it relates to target leverage, our target leverage has and remains for the time being 4 to 4.5 times plus or minus a half turn. We always said that's the case. I think this is a good example of that. I guess almost a year ago, we announced the transaction and at the time, that pushed us up to 5 times to enable the transactions with TWC. Here is a transaction that we are going to announce in a closing. You can see us being towards the minus a half turn at the time of closing, so that's enabling a strategic opportunity. But our target leverage range is to be in that 4 to 4.5 times plus or minus for these opportunities.

The things that we look at in setting that target and how it can change over time would be the towers and the extent that you have short-term financing that you need to address, interest rates in the market so that you know if you have a higher interest rate market and more financing that needs to take place in the short term. Probably the biggest factor is your confidence around your growth rate because you can delever through EBITDA growth naturally and Charter has been very good at doing that and mechanically deleveraging over time.

Another factor is the quality and the extent of your tax assets. Keep in mind that a dollar of EBITDA at Charter is not the same as a dollar of EBITDA at another company. Another way to state that is if you think about interest coverage ratio being EBITDA over interest, we don't have cash taxes, so in essence our real cash

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

flow coverage ratio is much higher than the traditional coverage ratio would imply. So you go through that, if you have long towers, you have low cost of financing and we are sitting at 5.6% today, you have good growth and you have large tax assets, we are very comfortable in that range of 4 to 4.5 times. If those factors start to change, then you reevaluate. Right now, that is the most efficient place to be for us in terms of cost of capital.

Jason Kim - Goldman Sachs - Analyst

That all makes sense. If I can squeeze in just one more question, in the past, you guys acted pretty quickly to lock in rates by raising debt ahead of the deal closing. For the $2 billion debt raising that you mentioned in the presentation, can we expect that you may consider pre-funding that sooner rather than later? And if so, do you have a preference between secured bank debt versus unsecured bonds?

Chris Winfrey - Charter Communications, Inc. - EVP & CFO

So I think it is early for that. And there's a big difference between going out for $2 billion and going out for $8 billion. Truth be told, we thought that debt that we've already financed for the TWC portion of the Comcast transaction, we thought that would be out of escrow by now. But we think it was still a wise investment. You never know where interest rates are going to go, so now that we are done with this $2 billion in the Charter capital structure, we have time and we are going to be thoughtful in terms of the way we evaluate, if, when we place that in advance and whether it is senior or whether it is at the notes level. And as we have done in the past, we will go with what the market gives us. Where we get the best rates is where we are going to go and we have been very flexible about doing bank debt versus high-yield.

Jason Kim - Goldman Sachs - Analyst

Understood. Thanks for that.

Operator

Amy Yong, Macquarie.

Amy Yong - Macquarie Group Limited - Analyst

Tom, you spent some time talking about improving the customer experience and how this deal is good for consumers. Can you just talk about some of the bigger buckets of innovation, particularly on the video side and perhaps on broadband and Wi-Fi? Thank you.

Tom Rutledge - Charter Communications, Inc. - President & CEO

Sure. In terms of video, Charter's strategy is to create cloud-based user interfaces, which mean that we will be able to deliver a user interface, state-of-the-art, to any CPE that is out there that is two-way interactive, which is most of the set-top boxes deployed in Bright House and Time Warner's footprint and in Comcast's footprint. And that cloud-based user interface allows for customization and it allows for innovation and search and discovery and the modern experience that people are getting on small screens to migrate to the big screen. And we think that our investment strategy and our technology strategy will allow us to, from a cloud, essentially turn every television into whatever the state-of-the-art is going forward.

From a box strategy point of view, we have gone to downloadable security and we've eliminated the cost of proprietary security systems that have always been inside the set-top costs of all cable operators and by taking that cost out, we can buy boxes from vendors around the world at whatever world prices there are. We call that world box, but all it means is worldwide prices for customer premises equipment and we are following Moore's law in terms of capabilities on those boxes, building DOCSIS modems into them and Wi-Fi capable boxes at very low cost per box. In

In terms of Wi-Fi, Bright House interestingly has been a leader in Wi-Fi deployment. It's deployed high spots -- some 40,000 hotspots throughout its service footprint. Charter has been slower to do that due to its background, but it is part of our current strategy this year. And so Bright House's experience in that space allows us to leverage that and both John Bickham and I as operators have experience in deploying Wi-Fi systems in mass and so when you put all that together, we are believers that Wi-Fi is an enhancement to our customers. The bulk of data being used on smart devices today is coming through Wi-Fi networks, which means that our customers are using their Wi-Fi networks to enhance their relationship with cellular companies and we think that broadband speeds will continue to go up.

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MARCH 31, 2015 / 02:00PM GMT, CHTR - Charter Communications Inc Conference Call to Discuss Acquisition of Bright House Networks

Charter has been selling the fastest slowest broadband in the country, meaning the minimum speed that we sell to anybody is 60 megabits in some markets, 100 megabits in other markets and we continue to see that speed going up. By going all-digital and investing in all-digital and clearing out our networks and taking full advantage of the capacity of our networks, we can actually add that capacity into the broadband network and take speeds up dramatically at relatively low cost on a per box or per customer basis.

So I think from a broadband perspective, we will continue to see speeds increase. We will take our network and use the networks as well as they can be used by making them all-digital. There are digital technologies coming down the line in DOCSIS -- DOCSIS 3.1 -- which actually takes the capacity that we already have and makes it even greater. That's a bigger investment in the long run, but still relatively small because you are not rebuilding plant.

So that is the capital and technology opportunity before us as an industry and the assets that we are getting from all of the companies combined with the skill sets that are coming from Bright House and Charter, Time Warner and Comcast allow us as a company to take advantage of those opportunities and we're going to spend our money doing that.

Amy Yong - Macquarie Group Limited - Analyst

Thank you very much.

Operator

Ladies and gentlemen, this does conclude today's conference call. Thank you all for joining. You may now disconnect.

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Important Information For Investors And Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Charter Communications, Inc. (“Charter”), expects to file a proxy statement with the Securities and Exchange Commission (“SEC”) in connection with the transactions referred to in this material. INVESTORS AND SECURITY HOLDERS OF CHARTER ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the proxy statement (when available) and other documents filed with the SEC by Charter through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Charter will be available free of charge on Charter’s website at charter.com, in the “Investor and News Center” near the bottom of the page, or by contacting Charter’s Investor Relations Department at 203-905-7955.

Charter and certain of its directors and executive officers may be considered participants in any solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Charter is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, and its proxy statement for its 2015 annual meeting of stockholders, which was filed with the SEC on March 18, 2015. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included

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in any proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed transaction between Bright House and Charter, including any statements regarding the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the respective companies and products, and any other statements regarding Bright House’s and Charter’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often, but not always, made through the use of words or phrases such as “may”, “believe,” “anticipate,” “could”, “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the timing to consummate the proposed transaction; the risk that a condition to closing the proposed transaction may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; Charter’s ability to achieve the synergies and value creation contemplated by the proposed transaction; Charter’s ability to promptly, efficiently and effectively integrate acquired operations into its own operations; and the diversion of management time on transaction-related issues. Additional information concerning these and other factors can be found in Charter’s filings with the SEC, including its most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Charter assumes no obligation to update any forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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